Filed Pursuant to Rule 424(b)(4)

Registration No. 333-298783

Prospectus

10,500,000 Shares of Common Stock

10,500,000 Series B-1 Warrants to Purchase up to 10,500,000 Shares of Common Stock

10,500,000 Series B-2 Warrants to Purchase up to 10,500,000 Shares of Common Stock

21,000,000 Shares of Common Stock Underlying the Common Warrants

Placement Agent Warrants to Purchase Up to 735,000 Shares of Common Stock

735,000 Shares of Common Stock Underlying the Placement Agent Warrants

Laser Photonics Corporation (the “Company,” “Laser Photonics,” “we,” “our” or “us”) is offering on a “best-efforts” basis up to 10,500,000 shares (the “Shares”) of our Common Stock, par value $0.001 per share the (“Common Stock”) with accompanying series B-1 warrants to purchase up to 10,500,000 shares of our Common Stock (the “series B-1 warrants”) and series B-2 warrants to purchase up to 10,500,000 shares of our Common Stock (the “series B-2 warrants”) (the series B-1 warrants and the series B-2 warrants are collectively referred to as the “Common Warrants”). The Shares and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. The public offering price for each Share and accompanying Common Warrants is $0.75.

The Common Warrants offered hereby will have an exercise price of $0.75 per share and will be exercisable upon issuance (the “Initial Exercise Date”). The series B-1 warrants will expire five (5) years from the Initial Exercise Date and the series B-2 warrants will expire twenty-four (24) months from the Initial Exercise Date. The exercise price and number of shares of our Common Stock issuable under the Common Warrants are subject to adjustment as described in the Common Warrant. This prospectus also relates to the offering of our Common Stock issuable upon exercise of the Common Warrants.

We collectively refer to the shares of our Common Stock and the Common Warrants offered hereby and the shares of our Common Stock underlying the Common Warrants as the “Securities.”

Our Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “LASE.” On September 10, 2026, the last reported sale price of our shares of our Common Stock on Nasdaq was $0.70 per share. There is no established public trading market for the Common Warrants, and we do not expect a market to develop for either security. Without an active trading market, the liquidity of the Common Warrants will be limited. In addition, we do not intend to list the Common Warrants on Nasdaq, any other national securities exchange, or any other trading system.

We have engaged H.C. Wainwright & Co, LLC (whom we refer to herein as “Wainwright” or the “Placement Agent”) to act as our exclusive Placement Agent in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.

The securities will be offered at a fixed price and are expected to be issued in a single closing. There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. We will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfil all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” for more information.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” of this prospectus to read about factors you should consider before buying our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Common Warrants	Total
Public offering price	$0.75	$7,875,000
Placement Agent Fees(1)	$0.05	$551,250
Proceeds to us, before expenses	$0.70	$7,323,750

(1)	We have agreed to pay the Placement Agent a cash fee equal to seven percent (7.0%) of the aggregate gross proceeds raised in this offering. In addition, we have agreed to reimburse the Placement Agent at closing for legal expenses incurred by the Placement Agent in connection with this offering in an aggregate amount of up to $50,000. In addition, we have agreed to issue to the Placement Agent, or its designees, warrants to purchase a number of shares of our Common Stock equal to 7.0% of the aggregate number of shares of Common Stock in the offering at an exercise price equal to 125% of the public offering price per share of Common Stock and accompanying Common Warrants (the “Placement Agent Warrants”). We refer you to “Plan of Distribution” beginning on page 26 for additional information regarding compensation to be received by the Placement Agent.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Common Warrants.

Delivery of the securities is expected to be made on or about September 14, 2026.

H.C. Wainwright & Co.

The date of this prospectus is September 10, 2026.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any free writing prospectuses or amendments thereto that we may provide to you in connection with this offering. Neither we nor any of the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give to you. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor any of the underwriters are making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted.

GENERAL MATTERS

Unless otherwise indicated, all references to “dollars,” “US$,” or “$” in this prospectus are to United States dollars.

This prospectus contains various company names, product names, trade names, trademarks and service marks, all of which are the properties of their respective owners.

Unless otherwise indicated, all references to “GAAP” in this prospectus are to United States generally accepted accounting principles.

Information contained on our websites, including https://laserphotonics.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

For investors outside the United States, neither we nor any of our agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating to this offering and the distribution of this prospectus.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to those industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in those industries. Although our management believes such information to be reliable, neither we nor our management have independently verified any of the data from third party sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. In addition, the Placement Agent has not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report survey or article is not incorporated by reference in this prospectus.

TRADEMARKS

We own or have rights to various trademarks, service marks and/or trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “Laser Photonics,” “we,” “us,” and “our” refer to Laser Photonics Corporation.

THE COMPANY

Company Overview

We were formed as a Wyoming corporation on November 8, 2019. We changed our domicile to Delaware on March 5, 2021. We are a vertically integrated manufacturing company for photonics-based industrial products and solutions and, since recently acquiring the assets of Control Micro Systems, Inc. (“CMS”), have now expanded the market for our laser products into the large, growing pharmaceutical manufacturing vertical, in what we believe is a recession-resistant sector with significant barriers to entry.

We are pioneering a new generation of laser blasting technologies focused on disrupting the sandblasting and abrasives blasting markets. We offer a full portfolio of integrated laser blasting solutions for corrosion control, rust removal, de-coating, pre-welding and post-welding, laser cleaning and surface conditioning. Our solutions span use cases throughout product lifecycles, from product fabrication to maintenance and repair, as well as aftermarket operations. Our laser blasting solutions are applicable in most industries dealing with materials processing, including automotive, aerospace, healthcare, consumer products, shipbuilding, heavy industry, machine manufacturing, nuclear maintenance and de-commissioning and surface coating.

Our vertically integrated operations allow us to reduce development and advanced laser equipment manufacturing time, offer better prices, control quality and protect our proprietary know-how and technology compared to other laser cleaning companies and companies with competing technologies.

We initiated our sales efforts in December 2019. For the year ended December 31, 2025, we generated sales of $8.3 million, compared to $3.4 million for the year ended December 31, 2024. Total net sales for the six months ended June 30, 2026, were $2,721,858, compared to $4,889,257 for the six months ended June 30, 2025, a decrease of $2,167,399, or 44.3%. The decrease was primarily attributable to (i) lower equipment deliveries during the current periods, (ii) the timing of customer purchasing decisions, project execution schedules, and revenue recognition milestones, and (iii) the absence of affiliate revenue in the current periods compared to $391,818 recognized in the six months ended June 30, 2025. Second-quarter net sales increased $890,752, or 97.3%, over the first quarter of 2026, reflecting improved equipment delivery volume as the quarter progressed. Revenue may fluctuate from period to period based on customer purchasing cycles, project timing, equipment delivery schedules, and product mix. We believe that we are strategically positioned to drive growth and innovation in the laser technology market by targeting three key customer segments: government entities, Fortune 1000 companies, and medium/small businesses. Each of these segments presents unique opportunities and challenges, and our business model is designed to cater specifically to the needs and growth potential within each category.

For government entities, we provide highly specialized laser solutions that meet stringent regulatory and performance standards. This segment benefits from our expertise in delivering reliable, durable, and effective laser systems for various applications, from defense and aerospace to public infrastructure projects. Working with government clients not only solidifies our reputation as a trusted provider of advanced laser technology but also paves the way for new contracts and collaborative projects. One of our current projects is the Laser Shield Anti-Drone System (“LSAD”), a joint development with our affiliate, Fonon Technologies, to create a laser defense system to serve as an immediate response defense system for addressing the threat of small-scale unmanned aerial systems in conflict zones and expeditionary locations. We successfully completed a test of the LSAD prototype at our Orlando facility and selected by the U.S. Department of War under the MEIA “Vulcan” Call for Solutions as a top submission in the Counter-C5ISR-T category and invited to a technical exchange with government engineers. LSAD was also showcased at Special Operations Forces (SOF) Week 2026 and the Capitol Hill Defense Outlook Summit, generating strong engagement across multiple Program Executive Offices. In addition, together with Fonon Technologies, we introduced a family of DefenseTech laser systems for military maintenance, repair and overhaul (MRO) and logistics — including the Missile Laser Rust Inhibitor (MLRI), portable Marlin laser cleaners, the Blaster Cabinet 4020, and a compact marking laser — and demonstrated successful validation of its DefenseTech laser cleaning systems in a defense MRO environment. Under the terms of a Transition Services Agreement between Laser Photonics and Fonon Technologies, any payments from the U.S. Government or a commercial customer for a project in which both companies participate, Laser Photonics will receive 93.5% and Fonon Technologies will receive 6.5% of such payments.

Fortune 1000 companies represent another critical segment, where our laser technology can significantly enhance operational efficiency, precision, and productivity. By addressing the unique challenges of large-scale industrial applications, we position ourselves as an essential partner in the innovation strategies of these corporations. Our advanced laser solutions help these clients stay competitive and maintain high-quality standards, driving repeat business and fostering long-term partnerships.

We have expanded commercial momentum, including entry into medical device manufacturing. New orders spanned pharmaceutical, medical device, energy, and industrial markets, including a $0.25 million custom laser-drilling system order from Johnson & Johnson marking the Company’s entry into medical device manufacturing, a $0.5 million order from a U.S. power utility, a $0.5 million CMS laser system for a medical device manufacturer, an OEM-customized marking system for a European industrial project, and a repeat CleanTech® deployment with Cummins.

Medium and small businesses constitute the third pivotal segment of our customer base. Recognizing the distinct needs and constraints of this market, we launched the Service Partner Network (SPN). This initiative is designed to empower medium and small businesses by providing them access to mobile demonstration units, enabling them to experience the advantages of our laser technology firsthand. The SPN serves a dual purpose: it facilitates immediate equipment sales and acts as a catalyst for demonstrating the practical benefits and capabilities of our products.

Through the SPN, we also support entrepreneurs looking to start their own mobile laser cleaning or rental service businesses. Our marketing team plays a crucial role in this ecosystem by generating and distributing leads to SPN members for a fee, thereby creating a continuous revenue stream. This collaborative approach not only bolsters the success of our SPN partners but also promotes sustained long-term revenue growth for us.

By strategically targeting these three customer segments and leveraging the SPN to enhance our market penetration and product visibility, we believe we are well-positioned for robust growth. Our comprehensive business model not only enhances customer engagement and satisfaction across diverse markets but also solidifies our standing as an innovative leader in the laser technology industry.

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We market our products globally through our direct sales force which is located in the United States.

We have a perpetual, worldwide exclusive license agreement with ICT Investments, LLC (“ICT Investments”), an affiliate of the Company as discussed below, to sell the Laser Photonics™ branded equipment for laser cleaning and rust removal, in exchange for a royalty equal to 6.5% of the gross sales of the equipment incorporating the licensor technology.

Recent Developments

On October 18, 2023, we entered into a license agreement with an affiliated company, Fonon Technologies, Inc., which is majority-owned by ICT Investments, for an exclusive, worldwide, non-transferable license for high power turbo piercing (“Cold Cutting”) laser cutting technology and any improvements to such technology to allow us to manufacture, sell, export and import products incorporating such technology in return for our paying a license fee of $350,000 in cash and a one-time grant of 1,000,000 restricted shares of our Common Stock to ICT Investments.

ICT Investments, LLC (“ICT” or “ICT Investments”) currently owns approximately 9% of the outstanding shares of our Common Stock, Fonon Drone Shield Solutions, Inc., an affiliate of ICT Investments, currently owns approximately 6.3% of the outstanding shares of our Common Stock, Fonon Quantum Technologies owns approximately 6.3% of the outstanding shares of our Common Stock and Fonon Technologies owns approximately 2% of the outstanding shares of our Common Stock and collectively are our majority stockholders. Dmitriy Nikitin has significant voting power for all matters that are submitted to a vote of the Company’s shareholders since he currently owns approximately 24% of the outstanding voting shares of the Company’s common stock through his ownership of all membership interests of ICT Investments which is the controlling entity of Fonon Drone Shield Solutions, Inc., Fonon Quantum Technologies and Fonon Technologies, Inc. On May 21, 2024, we entered into a license agreement with Fonon Drone Shield Solutions, Inc. to receive an exclusive, worldwide, sublicensable license to its laser material processing equipment and technology, including all applications of laser cutting, marking, engraving, laser welding, brazing, ablation, laser drilling, semiconductor chip marking, semiconductor and flat panel display laser processing equipment, all other laser material processing equipment documented or existing in a form of know-how and/or trade secrets in return for 3,000,000 restricted shares of our Common Stock. Through our affiliation with ICT Investments, its portfolio companies and its customers, we have access to more than 1,500 high profile Fortune 5000 customer prospects as well as recognition as a global leader in manufacturing premium laser equipment. In addition, through the expertise and reputation of our officers, board members and advisors, we have the foundation of our technologically advanced, disruptive laser systems specifically suited for most material processes with specific cleaning requirements and challenges.

On October 30, 2024, we entered into an Asset Purchase Agreement with CMS, a laser company located in Orlando, Florida, that designs and builds turnkey laser material processing systems for marking, cutting, drilling and welding. CMS allows us to expand into the pharmaceutical market for controlled-release medications that is expanding rapidly, driven by the growing need for more effective and patient-friendly drug delivery systems. Controlled-release tablets, which gradually release medication over time, require precision manufacturing techniques to ensure the proper dosage and timing of active ingredient release. Laser technology plays a critical role in creating micro-drilled apertures in these tablets, ensuring accurate and consistent drug release. We believe that there is a significant opportunity to unlock CMS’s growth potential by integrating it into our existing sales and marketing infrastructure, enhancing customer engagement and expanding our market reach to maximize revenues from current customers and attract new clients.

With global pharmaceutical companies focusing on enhancing drug delivery mechanisms, we expect the demand for laser-based solutions like those provided by CMS to rise. We believe that CMS’ experience in supplying laser systems to pharmaceutical companies, coupled with our sales and marketing expertise, positions us to take full advantage of this growing market segment. We acquired all business assets of CMS, including its intellectual property and its existing workforce, including engineers and customer support personnel, that we believe will add significant value to the acquired CMS assets.

On February 10, 2025, we entered into a Lease Termination Agreement with 2701 Maitland Building Associates, LLC, the Landlord of Suite 125 containing approximately 7,981 rentable square feet that we had leased from November 7, 2022 through December 31, 2025, at a base monthly rent of $14,818.06 (“Suite 125”). In light of our entering into a long-term lease at 250 Technology Park. Lake Mary, Florida 32746 on July 1, 2024, we determined that it did not need Suite 125 for its future growth and, since it could not sublet this space, we entered into the Lease Termination Agreement to reduce our lease expense. Under the terms of the Lease Termination Agreement, we agreed to pay a monthly termination fee of $14,912.14 base rent plus operating expenses for five months, saving us approximately $80,000 in lease payments for 2025.

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On July 7, 2025, we and our subsidiary, Control Micro Systems Florida, LLC, entered into a Business Loan and Security Agreement with Agile Capital and Agile Lending under which we received a term loan in the principal amount of $2,100,000 with total interest of $924,000 (the “Loan”) to be repaid through weekly principal and interest payments of $94,500 commencing July 16, 2025, and ending February 18, 2026, subject to payment of a $100,000 administrative agent fee paid to Agile Capital.

On August 5, 2025, we entered into an Asset Purchase Agreement with Fonon Quantum Technologies, Inc., an affiliate of ICT Investments, to acquire the assets of Beamer Laser, a company that manufactures IR fiber laser marking systems that provide standard, engineered and inline 1064nm IR laser marking solutions for a variety of industries used in tracking and traceability to serialization, 2D codes and decorative marking. We believe that the acquisition of these assets will be of substantial financial benefit in terms of its future sales given the importance of Beamer Laser’s standard industrial marking solutions and modular design to allow for smooth integration into manufacturing workflows, its U.S.-based manufacturing capabilities that should help us mitigate supply chain issues and tariffs to ensure better control over manufacturing quality, lead times and costs and with Beamer Laser’s established customer base, which includes Fortune 100 companies in aerospace, defense and pharmaceuticals, provide us with new growth opportunities for our other laser technology products.

On August 28, 2025, we closed a convertible note financing with Hudson Global Ventures, LLC (“Hudson Global”). In connection with this financing, we entered into a Securities Purchase Agreement (the “SPA”) with Hudson Global requiring that we (i) issue 418,000 shares of our Common Stock as commitment shares, (ii) issue a warrant for 157,258 shares of our Common Stock at a conversion price of $4.34 per share subject to customary adjustments for fundamental corporate actions such as mergers, reverse splits and stock dividends, that is exercisable for five years or that we must earlier pay the Event of Default Black Scholes Value as that term is defined in the warrant if our Common Stock is deemed “penny Stock” under SEC Rule 240.3a51-1, and (iii) issue a 12 month secured convertible promissory note in the principal amount of $455,000 (the “Hudson Convertible Note”) bearing annual interest of 12% to be repaid through monthly amortization payments of $45,818 and that is convertible into shares of our Common Stock at a fixed price of $4.34 per share, subject to customary adjustments for fundamental corporate actions such as mergers, reverse splits and stock dividends, that can be prepaid within the first 60 days from August 27, 2025, without any penalty and after 60 days from August 27, 2025, at a payment of 118% of the accrued and unpaid interest and unpaid principal of the Hudson Convertible Note. Under the terms of the SPA, Hudson Global has piggyback rights for the conversion shares underlying the warrant and the Hudson Convertible Note as well as for the commitment shares.

On September 2, 2025, we entered into an agreement to exchange certain outstanding warrants issued in the August 2024 PIPE financing (the “Exchange Agreement”). These warrants, which had an exercise price of $4.34 per share and included a full ratchet anti-dilution provision, entitled holders to purchase up to an aggregate of 0.8 million shares of our Common Stock. In exchange for relinquishing these warrants, the warrant holders received unrestricted shares of our Common Stock equal to 400% of the number of shares of our Common Stock issuable upon exercise of the warrants that for all warrant holders results in an aggregate of 3.2 million unrestricted shares of our Common Stock. We agreed, subject to customary exceptions, for a period of 30 days starting on September 3, 2025, not to issue any shares of our Common Stock nor to file any registration statement or any amendment or supplement to any existing registration statement. We also issued to Wainwright (or its designees), the placement agent facilitating the Exchange Agreement, warrants to purchase an aggregate of up to 56,000 shares of our restricted Common Stock that are exercisable for five years at $5.0250 per share, subject to customary adjustments, including for stock splits, stock dividends, rights offerings and fundamental transactions such as a merger resulting in a change of control.

On September 12, 2025, we issued to four investors certain unsecured promissory notes (the “Notes”) under the terms of a Note Purchase Agreement (the “NPA”). The Notes were (i) in the total principal amount of $2,111,111.12 with an Original Issuance Discount (“OID”) equal to 10% that resulted in the Company receiving net proceeds of $1,129,400 following deductions for expenses, including an 8% placement agency fee and 1% non-accountable allowance paid to RBW Capital Partners LLC (“RBW”), a division of Dawson James Securities, Inc., under the terms of a Placement Agency Agreement dated September 5, 2025, between the Company and RBW, and repayment of principal and accrued and unpaid interest of $509,600 owed to Hudson Global Ventures, LLC (“Hudson Global”) under a convertible note in the principal amount of $455,000 issued under the term of a Securities Purchase Agreement dated August 27, 2025, (ii) due the earlier of three (3) months from the dates of the Notes which were all September 12, 2025, or in the event of a prior subsequent financing by the Company, the Notes at the option of the holder had to be repaid in full or, if applicable, were exchangeable into the consideration in the subsequent offering, (iii) subject to a payment in the event of a default of 120% of the unpaid principal amount, accrued interest and all other amounts owing under the Notes, which amount increases by 5% every 30 days following the date of the event of default until the Notes were paid in full (the “Mandatory Default Amount”) and (iv) limited to prepayment only upon a change of control of the Company subject to payment of the Mandatory Default Amount. The principal amount of the Notes and the default interest due under the terms of the Notes were repaid through the proceeds of an S-1 financing led by Wainwright that was declared effective on February 6, 2026.

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On September 22, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we agreed to issue and sell to the Investors in a private placement (i) 1,373,630 shares of Common Stock at a price of $3.64 per Share, (ii) Series A warrants to purchase up to 1,373,630 shares of Common Stock and (iii) Series B warrants to purchase up to 1,373,630 shares of Common Stock for total aggregate gross proceeds of approximately $4 million. The offering closed on September 30, 2025. The Series A Warrants have an exercise price of $3.40 per share, are exercisable upon issuance (the “Initial Exercise Date”), and expire five years following the effective date of the resale registration statement on Form S-1 that we filed under the terms of a registration rights agreement in connection with the Purchase Agreement. The Series B Warrants have an exercise price of $3.40 per share, are exercisable commencing on the Initial Exercise Date and expire eighteen months following the effective date of the resale registration statement. Wainwright acted as the exclusive placement agent for the issuance and sale of these securities. The Company agreed to pay Wainwright a cash fee equal to 7.0% of the gross proceeds received by the Company from this offering and issued to Wainwright (or its designees) warrants to purchase up to 153,212 shares of Common Stock at an exercise price per share of $4.55, which are exercisable commencing upon issuance and a have term of five years after effective date of resale registration statement.

On February 9, 2026, we conducted a public offering of an aggregate of (i) 7,142,858 shares (the “Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), at an offering price per Share and associated Warrants of $0.70, (ii) five year Series A-1 Common Stock purchase warrants (the “Series A-1 Warrants”) to purchase up to 7,142,857 shares of Common Stock at an exercise price of $0.70 per share, and (iii) twenty-four month Series A-2 Common Stock purchase warrants (the “Series A-2 Warrants”, and, collectively with the Series A-1 Warrants, the “Warrants”) to purchase up to 7,142,857 shares of Common Stock at an exercise price of $0.70 per share, for aggregate gross proceeds of $5,000,000.60. In connection with the closing, the Company issued to Wainwright (or its designees) warrants to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $0.875 per share, which are exercisable immediately upon issuance and have a termination date of February 6, 2031. Additionally, in connection with a note financing conducted by the Company in September 2025, the Company paid Wainwright a cash fee equal to $147,777.78 and issued to Wainwright (or its designees) warrants to purchase up to an aggregate of 57,058 shares of Common Stock at an exercise price of $3.2375 per share, which are exercisable immediately upon issuance and have a termination date of February 6, 2031. The net proceeds received by the Company after deducting commissions, fees, legal expenses, and payment of the cash fee to Wainwright, was $4,121,273.

On March 15, 2026, we entered into a warrant inducement agreement with the holders of existing Series A and Series B warrants to purchase up to 1,373,630 shares of our Common Stock (the “Existing Warrants”) at an original exercise price of $3.40 per share as set forth in the Company’s S-1 registration statement (Registration No. 333-290875) declared effective on December 31, 2025. We offered as an inducement to these warrant holders for exercising the Existing Warrants in cash, a reduced exercise price of $1.08 per share, our issuance of replacement warrants to these warrant holders through the issuance of Series A-3 warrants to purchase up to an aggregate of 1,373,630 shares of our Common Stock and Series A-4 warrants to purchase up to an aggregate of 1,373,630 shares our Common Stock that have similar terms with the Series A and Series B warrants, other than a current exercise price of $1.08 per share and the terms discussed below. The Series A-3 and Series A-4 warrants are exercisable upon the approval date by our shareholders for the issuance of the shares underlying the warrants (the “Initial Exercise Date”). The Series A-3 warrants will expire five years after the later of (i) the Initial Exercise Date and (ii) the effective date of the S-1 registration statement that the Company filed to register the shares of common stock underlying the Series A-3 and Series A-4 warrants that was declared effective by the SEC on May 4, 2026 (the “Effective Date”), and the Series A-4 warrants will expire eighteen months after the later of (a) the Initial Exercise Date and (b) the Effective Date. We face a cash penalty as provided in the warrant inducement agreement for a failure to meet the required dates for filing the S-1 registration statement and it being declared effective by the SEC as discussed below. The number of Series A warrants and Series B warrants to be exercised for cash are subject to beneficial ownership limitations of either 4.99% or 9.99% at the election of the Series A and Series B warrant holders. To the extent that the beneficial ownership limitations apply, the balance of any issuance of free trading shares of the Company’s common stock will be held in abeyance until notice from the warrant holder that the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations, and those underlying shares of the Company’s common stock will be treated as having been prepaid, including the cash payment in full of the exercise price.

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On April 26, 2026, we entered into a Warrant Inducement Agreement with the holders of existing Series A-1 and Series A-2 warrants to purchase up to 5,715,085 shares of our Common Stock (the “Existing Warrants”) at an original exercise price of $0.70 per share as set forth in the Company’s S-1 registration statement (Registration No. 333-292932) declared effective on February 6, 2026. We have offered as an inducement to these warrant holders for exercising the Existing Warrants in cash new unregistered Series A-5 warrants to purchase up to 4,742,860 shares of our Common Stock and new unregistered Series A-6 warrants to purchase up to 6,687,310 shares of our Common Stock. The new warrants have an exercise price of $0.975 per share and will be exercisable beginning on June 26, 2026, the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the new warrants. (the “Initial Exercise Date”). The Series A-5 new warrants will expire five years after the later of (i) the Initial Exercise Date and (ii) the effective date of the resale registration statement (the “Effective Date”), and the Series A-6 new warrants will expire 24 months after the later of (x) the Initial Exercise Date and (y) the Effective Date. The number of Series A-5 warrants and Series A-6 warrants to be exercised for cash are subject to beneficial ownership limitations of either 4.99% or 9.99% at the election of the Series A-5 and Series A-6 warrant holders. To the extent that the beneficial ownership limitations apply, the balance of any issuance of free trading shares of the Company’s common stock will be held in abeyance until notice from the warrant holder that the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations, and those underlying shares of the Company’s common stock will be treated as having been prepaid, including the cash payment in full of the exercise price.

Wainwright served as the exclusive placement agent for this transaction. Under the terms of its August 21, 2025 engagement agreement with us, as amended on February 13, 2026, Wainwright has received a cash fee of 7.0% of the funds raised through the warrant inducement agreement and placement agent warrants were issued to Wainwright (or its designees) to purchase up to 400,056 shares of the Company’s common stock (equal to 7.0% of our shares of Common Stock issued upon exercise of the Existing Warrants) exercisable on or after the Initial Exercise Date for five years after the later of (i) the Initial Exercise Date and (ii) the Effective Date, at an exercise price of $0.875 per share, and reimbursement of Wainwright’s accountable expenses of up to $75,000 and clearing expenses of $15,950.

Under the terms of the April 26, 2026, Warrant Inducement Agreement, we received aggregate gross proceeds of $4,000,559.50 and were required to file a registration statement within 30 days from the date of this agreement on Form S-1 to register the sale of the 11,430,170 shares of our Common Stock underlying the Series A-5 and Series A-6 warrants and either 60 days or 90 days for the S-1 registration statement to be declared effective depending on whether it is reviewed or not by the SEC. A failure to meet this deadline allows the warrant holders to exercise their warrants on a cashless basis in accordance with the formula set forth in the April Warrant Inducement Agreement. In addition, we are prohibited (i) for 30 days from the closing of the April Warrant Inducement Agreement from issuing, entering into any agreement to issue or announce the issuance or proposed issuance of any shares of its Common Stock or Common Stock equivalents or filing any registration statement or any amendment or supplement to any existing registration statement, with certain exceptions, and (ii) for 12 months from the closing of the April Warrant Inducement Agreement from entering into any variable rate transaction, subject to an exception.

On July 16, 2026, we entered into warrant inducement agreements (the “July Warrant Inducement Agreement”) with five holders of existing Series A-5 and Series A-6 warrants to purchase up to 2,528,572 shares of our common stock at an original exercise price of $0.975 per share as set forth in our S-1 registration statement (Registration No. 333-297400) declared effective on July 16, 2026. We offered as an inducement to these warrant holders for exercising their Series A-5 and A-6 warrants in cash new unregistered Series A-7 warrants to purchase up to 800,000 shares of our common stock and new unregistered Series A-8 warrants to purchase up to 4,257,144 shares of Common Stock. The new warrants will have an exercise price of $0.975 per share and will be exercisable upon issuance. The Series A-7 new warrants will expire five years after the effective date of the resale registration statement and the Series A-8 new warrants will expire 24 months after the effective date of the resale registration statement.

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We face a cash penalty as provided in the warrant inducement agreement for a failure to meet the required dates for filing the S-1 registration statement and it being declared effective by the SEC as discussed below. The number of Series A-5 warrants and Series A-6 warrants to be exercised for cash are subject to beneficial ownership limitations of either 4.99% or 9.99% at the election of the Series A-5 and Series A-6 warrant holders. To the extent that the beneficial ownership limitations apply, the balance of any issuance of free trading shares of our Common Stock will be held in abeyance until notice from the warrant holder that the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations, and those underlying shares of the our common stock will be treated as having been prepaid, including the cash payment in full of the exercise price.

Wainwright served as exclusive placement agent for this transaction. Under the terms of its August 21, 2025 engagement agreement with the Company, as amended on February 13, 2026, Wainwright has received a cash fee of 7.0% of the funds raised through the warrant inducement agreement and a placement agent warrant to Wainwright (or its designees) to purchase up to 177,000 shares of our Common Stock (equal to 7.0% of the Company’s Common Stock issued upon exercise of the Existing Warrants) exercisable for five years after the effective date of this registration statement, at an exercise price of $1.2188 per share, and reimbursement of Wainwright’s accountable expenses of up to $75,000 and clearing expenses of $15,950.

Under the terms of the July Warrant Inducement Agreement, the Company has received aggregate gross proceeds of $2,465,357.70, and must file a registration statement within 30 days from the date of the July Warrant Inducement Agreement on Form S-1 to register the sale of the 5,057,144 shares of Common Stock underlying the Series A-7 and Series A-8 warrants and either 60 days or 90 days for the S-1 registration statement to be declared effective depending on whether it is reviewed or not by the SEC. In addition, the Company is prohibited (i) for 30 days from the closing of the warrant inducement agreement from issuing, entering into any agreement to issue or announce the issuance or proposed issuance of any shares of its common stock or common stock equivalents or filing any registration statement or any amendment or supplement to any existing registration statement, with certain exceptions, and (ii) for 12 months from the closing of the warrant inducement agreement from entering into any variable rate transaction, subject to an exception.

Growth Strategy

Our objective is to achieve a leadership position in our industry with a focus in growth technologies including laser welding, laser cutting, laser cleaning, semiconductor, 3-D printing, and anti-drone defense. The key elements of our growth strategy are:

Multi-Market and Multi-Product Approach. We intend to develop and manufacture laser systems for a variety of markets to reduce the financial impact that a downturn in any one market would have.

Accent on Developing Standard Systems for Specific Markets. We expect to increase sales through an industry-recognized expertise in clearly defined markets with substantial sales demand such as rust removal equipment for the shipbuilding industry, laser de-contamination equipment for the nuclear industry and laser blasting cabinets for the general manufacturing industry.

Broaden Customer Relationships. We expect to develop a global diversified customer base in a variety of industries. We seek to differentiate ourselves from our competitors through superior product pricing, performance and service. We believe that a global presence and investments in application engineering and support will create competitive advantages in serving multinational and local companies.

New Product Development. We intend to target new applications early in the development cycle and drive adoption by leveraging our strong customer relationships, engineering expertise and competitive production costs.

We intend to continue to stay ahead of the technology curve by researching and developing cutting edge products and technologies for both large and small businesses. In addition to our attention to Fortune 1000 companies, we also view the small companies as an attractive market opportunity since they were previously unable to take advantage of laser processing equipment due to high prices, significant operating costs and the technical complexities of the laser equipment. As a result, we are developing a group of standardized laser cleaning equipment that we have named the CleanTech™ laser blaster family of equipment that we believe represents a new generation of high power laser cleaning and rust removal systems that will be affordable to more than a million small and mid-size companies.

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Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;

●	No non-binding stockholder advisory votes on executive compensation or golden parachute arrangements;

●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years following our initial public offering on September 29, 2022, or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time as we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

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ABOUT THIS OFFERING

Common stock offered by us	10,500,000 shares of Common Stock.

Public offering price	$0.75 per share of Common Stock and accompanying Common Warrants.

Common stock outstanding before the offering(2)	50,170,338 shares of Common Stock.

Common stock to be outstanding after the offering(3)	60,670,338 shares of Common Stock (assuming no exercise of the Common Warrants).

Common Warrants offered by us	Series B-1 warrants to purchase up to 10,500,000 shares of Common Stock and series B-2 warrants to purchase up to 10,500,000 shares of Common Stock. Each share of Common Stock sold is accompanied by two Common Warrants to purchase one share of Common Stock exercisable at $0.75 per share. The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. The Common Warrants will be exercisable on the Initial Exercise Date. The series B-1 warrants will expire five (5) years from the Initial Exercise Date and the series B-2 warrants will expire twenty-four (24) months from the Initial Exercise Date. This prospectus also relates to the offering of our Common Stock issuable upon exercise of the Common Warrants. See “Description of the Securities We Are Offering – Common Warrants”.

Use of proceeds	We estimate that the proceeds from this offering will be approximately $7,200,750, after deducting the Placement Agent’s fees and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for research and development for our various laser-based technologies, acquisitions and working capital See “Use of Proceeds.”

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our securities.

Nasdaq trading symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “LASE”.

(1)	The number of shares of Common Stock that will be outstanding after this offering is based on 50,170,338 shares of Common Stock outstanding as of September 1, 2026, and excludes (i) the remaining 118,032 unexercised shares of the underwriters’ warrants in connection with our initial public offering in September 2022, (ii) 1,050,000 warrants to purchase 4,557,000 shares of Common Stock issued in connection with a 2024 financing, (iii) Series A warrants to purchase up to 1,098,902 shares of Common Stock and Series B warrants to purchase up to 1,098,902 shares of Common Stock issued under the September 22, 2025, Purchase Agreement, (iv) Series A-1 warrants to purchase up to 7,142,858 shares of Common Stock and Series A-2 warrants to purchase up to 7,142,858 shares of Common Stock under the February 6, 2026, Securities Purchase Agreement, (v) Series A-3 warrants to purchase up to 1,373,630 shares of Common Stock and Series A-4 warrants to purchase up to 1,373,630 shares of Common Stock under the March 15, 2026, Warrant Inducement Agreement, (vi) Series A-5 warrants to purchase up to 4,742,860 shares of Common Stock and Series A-6 warrants to purchase up to 6,687,310 shares of Common Stock under the April 26, 2026, Warrant Inducement Agreement and (vii) Series A-7 warrants to purchase up to 800,000 shares of our common stock and new unregistered Series A-8 warrants to purchase up to 4,257,144 shares of Common Stock under the July 16, 2026, Warrant Inducement Agreement.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific risk factors discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 20, 2026, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected below and in subsequent filings with the SEC, including any prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described below and in our other SEC filings or any additional risks and uncertainties actually occur, our business, financial conditions, results of operations, stock price and prospectus could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.

Risks Related to This Offering

We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives, and we received a going concern qualification in our 2025 audit.

For our fiscal year ending December 31, 2025, we had net sales of $8,342,008, used net cash of $6,390,628 to fund our operations and incurred a net loss of $17,456,046. For our fiscal year ending December 31, 2024, we had net sales of $ 3,415,196, used net cash of $9,138,555 to fund our operations and incurred a net loss of $2,518,827. For the six months ended June 30, 2026, we had a net loss of $6,224,721 and used net cash of $4,735,656 in operating activities, or approximately $0.8 million per month. As of June 30, 2026, we had cash of $2,156,631 and a working capital deficit of $3,107,820. Our independent registered public accounting firm, in their report dated April 20, 2026, expressed substantial doubt about our ability to continue as a going concern due to our not having earned sufficient revenue since inception and having sustained operating losses during the year ended December 31, 2025. There can be no assurance that our future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to generate profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results and financial condition will suffer.

We do not currently intend to pay dividends on our Common Stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We do not anticipate paying any cash dividends to holders of our Common Stock for the foreseeable future. Consequently, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Purchasers in this offering may experience immediate and substantial dilution in net tangible book value.

The public offering price per share of Common Stock and accompanying common warrants may be substantially higher than the pro forma as adjusted net tangible book value per share of our Common Stock after giving effect to this offering. After giving effect to the sale of 10,500,000 shares of our Common Stock and Common Warrants to purchase up to 21,000,000 shares of Common Stock at a public offering price of $0.75 per share, assuming no exercise of the Common Warrants being offered in this offering and after deducting the Placement Agent fees and commissions and estimated offering expenses payable by us, you will incur immediate dilution of approximately $0.63 in the pro forma as adjusted net tangible book value per share of Common Stock. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our Company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our Common Stock in this offering, you will incur further dilution.

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Future issuances of our Common Stock or securities convertible into, or exercisable or exchangeable for, our Common Stock could cause the market price of our Common Stock to decline and would result in the dilution of your holdings.

Future issuances of our Common Stock or securities convertible into, or exercisable or exchangeable for, our Common Stock could cause the market price of our Common Stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our Common Stock. In all events, future issuances of our Common Stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur could adversely affect the market price of our Common Stock.

The Common Warrants are speculative in nature.

The Common Warrants offered hereby do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price. Specifically, commencing on the Initial Exercise Date, holders of the Common Warrants may acquire the Common Stock issuable upon exercise of such warrants at an exercise price per share equal to $0.75. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Common Warrants, and consequently, whether it will ever be profitable for holders of the Common Warrants to exercise the Common Warrants.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of the offering. We currently intend to use the net proceeds from the offering to fund research and development in our various laser technologies, for future acquisitions and working capital and general corporate purposes. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our Common Stock.

Investors who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to certain exceptions; (iii) agreement to not enter into any financings for 30 days from closing; subject to certain exceptions, and (iv) indemnification for breach of contract.

This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us. There are no refunds available to purchasers of the securities in this offering if less than the maximum amount of securities are sold.

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The Common Warrants may not have any value.

The series B-1 warrant has an exercise price per share equal to $0.75 and expires on the fifth anniversary of its Initial Exercise Date and the series B-2 warrant has an exercise price per share equal to $0.75 and expires twenty-four (24) months after the Initial Exercise Date. In the event the market price per our shares of Common Stock does not exceed the exercise price of the Common Warrants during the period when the warrants are exercisable, the Common Warrants may not have any value.

We may become involved in litigation that could divert management’s attention and harm our business, and insurance coverage may not be sufficient to cover all costs and damages.

From time to time we may be subject to litigation claims through the ordinary course of our business operations or otherwise regarding, but not limited to, securities litigation involving claims under federal and state securities laws, including sales of unauthorized shares and breach of fiduciary duties, employment matters, security of employee personal data and contractual relations with vendors and customers. In the past, securities class action litigation has often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, the announcement of negative events, such as negative results from late filings of periodic reports and changes in independent auditors or periods of volatility in the market price of a company’s securities. These events may also result in or be concurrent with investigations by the SEC. We may be exposed to such litigation or investigation even if no wrongdoing occurred. Litigation and investigations are usually expensive and divert management’s attention and resources, which could adversely affect our business and cash resources and our ability to consummate a potential strategic transaction or the ultimate value our stockholders receive in any such transaction.

Provisions of the Common Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the Common Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Common Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Common Warrants. Further, the Common Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such warrants will have the right, at their option, to require us to redeem such Common Warrants at a price described in such warrants. These and other provisions of the Common Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “[a] broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under the Financial Industry Regulatory Authority, Inc. (“FINRA”) “suitability rules.” FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and for retail customers, broker-dealers must determine the investment is in the customer’s “best interest” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy our securities, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell our common stock.

Our largest stockholder beneficially owns a significant number of shares of our common stock. That stockholder’s interests may conflict with other stockholders, who may be unable to influence management and exercise control over our business.

ICT Investments, via common control of Fonon Corporation, Fonon Technologies, Inc. and Fonon Quantum Technologies, Inc. combined owns approximately 23% of our shares of Common Stock prior to this offering and even if all 10,500,000 shares of Common Stock are sold in this offering will still own approximately 20% of the outstanding Common Stock. As a result, ICT Investments is able to have a significant ability to: place, elect, or defeat the election of our directors; amend or prevent amendment to our certificates of incorporation or bylaws; effect or prevent a merger, sale of assets or other corporate transaction; drive business decisions and control expenditures; and control the outcome of any other matter submitted to the stockholders for vote. Accordingly, other stockholders are unable to influence management or exercise control over our business.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly under “Risk Factors” on page 9 of this prospectus and the documents incorporated herein that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

While we believe we have identified material risks in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, together with the information included in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, these risks and uncertainties are not exhaustive. Other sections of this prospectus and the documents incorporated herein by reference may describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. You should read this prospectus and any free writing prospectus and the documents that we have incorporated by reference to this prospectus and filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Therefore, you should not rely on any of the forward-looking statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed in this prospectus and the documents incorporated herein.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting Placement Agent fees and estimated offering expenses payable by us, will be approximately $7.2 million. However, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. As a result, we may receive significantly less in net proceeds.

We are currently anticipating that we will use the net proceeds from this offering as follows:

●	approximately $2.8 million (40% of the net proceeds) for research and development to make improvement to our anti-drone system, our semi-conductor business, our bulk-to-shape technology, our ESG Lasers and our material processing;

●	approximately $2.5 million (35% of the net proceeds) to support strategic acquisitions (which may be structured on an earn-out basis as a percentage of sales and/or with issuance of shares instead of cash outlay); and

●	approximately $1.8 million (25% of the net proceeds) for general working capital.

We cannot specify with certainty all of the particular uses for the remaining net proceeds to us from this offering. In addition, although from time to time, we may meet with and identify acquisition targets, we currently have no agreements or commitments with respect to material acquisitions or investments in other companies. Management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

DIVIDEND POLICY

We paid a one-time cash dividend for the year ended December 31, 2021, in the amount of $310,280. We currently intend to retain all available funds and any future earnings, if any, and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board of Directors may deem relevant.

Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. In addition, our ability to pay dividends may be restricted by any agreements we may enter into in the future.

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CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2026:

-	on an actual basis;

-	on a pro-forma basis to reflect the net proceeds from the July Warrant Inducement Agreement with the holders of existing Series A-5 and Series A-6 warrants to purchase up to 2,528,572 shares of the Company’s common stock at an original exercise price of $0.975 per share; and

-	on a pro-forma as adjusted basis to reflect the net proceeds from our sale of 10,500,000 Shares and accompanying Common Warrants in this offering at the public offering price of $0.75 per Share after deducting the Placement Agent fee and the estimated offering expenses.

	As of June 30, 2026
	Actual		Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents		$2,156,631	$4,343,463	$11,521,713
Total Liabilities		$11,490,989	$11,490,989	$11,490,989
Stockholders’ equity	$
Share capital		47,649	$50,178	$60,678
Additional paid in capital		30,485,881	$32,670,184	$39,837,934
Retained deficit		$(31,435,080)	$(31,435,080)	$(31,435,080)
Treasury shares		$(10,003)	(10,003)	$(10,003)
Total stockholders’ equity (deficit)		$(911,553)	$1,275,279	$8,453,529
Total capitalization		$10,579,436	$12,766,268	$19,944,518

The number of shares of Common Stock that will be outstanding after this offering is based on 50,170,338 shares of Common Stock outstanding as of September 1, 2026, and excludes (i) the 500,000 shares of Common Stock reserved for future issuance under our 2019 Plan, (ii) the remaining 118,032 unexercised shares of the underwriters’ warrants in connection with our initial public offering in September 2022, (iii) 1,050,000 warrants to purchase 4,557,000 shares of Common Stock issued in connection with a 2024 financing, (iv) Series A warrants to purchase up to 1,098,902 shares of Common Stock and Series B warrants to purchase up to 1,098,902 shares of Common Stock issued under the September 22, 2025, Purchase Agreement, (v) Series A-1 warrants to purchase up to 7,142,858 shares of Common Stock and Series A-2 warrants to purchase up to 7,142,858 shares of Common Stock under the February 6, 2026, Securities Purchase Agreement, (vi) Series A-3 warrants to purchase up to 1,373,630 shares of Common Stock and Series A-4 warrants to purchase up to 1,373,630 shares of Common Stock under the March 15, 2026, Warrant Inducement Agreement, (vii) Series A-5 warrants to purchase up to 4,742,860 shares of Common Stock and Series A-6 warrants to purchase up to 6,687,310 shares of Common Stock under the April 26, 2026, Warrant Inducement Agreement and (viii) Series A-7 warrants to purchase up to 800,000 shares of Common Stock and Series A-8 warrants to purchase up to 4,257,144 shares of Common Stock under the July 17, 2026, Warrant Inducement Agreement.

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DILUTION

Purchasers of our Common Stock in this offering will experience an immediate and substantial dilution in the pro forma net tangible book value of their shares of Common Stock. Dilution in pro forma net tangible book value represents the difference between the public offering price per Share and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after the offering.

The historical net tangible book value (deficit) of our Common Stock as of June 30, 2026, was $(1,785,626) or (0.04) per share. Historical net tangible book value per share of our Common Stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of our Common Stock outstanding as of that date.

After giving effect to the issuance of an aggregate of 2,528,572 shares of our Common Stock subsequent to June 30, 2026, until the date of this prospectus, our pro forma net tangible book value as of June 30, 2026, would have been $401,206 or approximately 0.01 per share of our Common Stock.

After giving effect to the pro forma adjustments set forth above and the sale of 10,500,000 shares of our Common Stock and accompanying Common Warrants in this offering at the public offering price of $0.75 per share, after deducting estimated placement agent fees and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2026, would have been $7,579,456 or approximately $0.12 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value per share of $0.11 to the existing stockholders and an immediate dilution in pro forma net tangible book value per share of $0.63 to new investors who purchase our shares of Common Stock in the offering. The following table illustrates this per share dilution to new investors:

Public offering price per share of our Common Stock and Accompanying Common Warrants	$0.75
Historical net tangible book value per share as of June 30, 2026	$(0.04)
Increase in net tangible book value per share attributable to the pro forma adjustments described above	$0.05
Pro forma net tangible book value per share as of June 30, 2026	$0.01
Increase in pro forma net tangible book value per share after giving effect to this offering	$0.11
Pro forma as adjusted net tangible book value per Share as of June 30, 2026, after the offering	$0.12
Dilution per Share to investors in this public offering	$0.63

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

The foregoing table and discussion is based on 50,170,338 shares of Common Stock outstanding as of September 2, 2026, and excludes (i) 500,000 shares of Common Stock reserved for future issuance under our 2019 Plan, (ii) the remaining 118,032 unexercised shares of the underwriters’ warrants in connection with our initial public offering in September 2022, (iii) 1,050,000 warrants to purchase 4,557,000 shares of Common Stock issued in connection with a 2024 financing, (iv) Series A warrants to purchase up to 1,098,902 shares of Common Stock and Series B warrants to purchase up to 1,098,902 shares of Common Stock issued under the September 22, 2025, Purchase Agreement, (v) Series A-1 warrants to purchase up to 7,142,858 shares of Common Stock and Series A-2 warrants to purchase up to 7,142,858 shares of Common Stock under the February 6, 2026, Securities Purchase Agreement, (vi) Series A-3 warrants to purchase up to 1,373,630 shares of Common Stock and Series A-4 warrants to purchase up to 1,373,630 shares of Common Stock under the March 15, 2026, Warrant Inducement Agreement and (vii) Series A-5 warrants to purchase up to 4,742,860 shares of Common Stock and Series A-6 warrants to purchase up to 6,687,310 shares of Common Stock under the April 26, 2026, Warrant Inducement Agreement and (viii) Series A-7 warrants to purchase up to -800,000 shares of Common Stock and Series A-8 warrants to purchase up to 4,257,144 shares of Common Stock under the July 17, 2026, Warrant Inducement Agreement.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2025, we have engaged in the following transactions in an amount that exceeds $120,000 with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities, and our co-founders. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

On July 16, 2026, we entered into warrant inducement agreements with the holders of existing Series A-5 and Series A-6 warrants to purchase up to 2,528,572 shares of the Company’s common stock at an original exercise price of $0.975 per share.

On or about June 4, 2026, L1 Capital Global sold 20,000 shares of common stock by exercising on a cashless basis Series A-4 warrants held by them and on or about June 8, 2026, sold 254,726 shares of common stock by exercising on a cashless basis Series A-4 warrants held by them and on or about June 4, 2026, Armistice Capital Master Fund Ltd. sold 1,117,666 shares of common stock by exercising on a cashless basis Series A-5 warrants held by them and on or about June 9, 2026, sold 1,075,055 shares of common stock by exercising on a cashless basis Series A-6 warrants held by them and on or about June 9, 2026, sold 1,273,960 shares of common stock by exercising on a cashless basis Series A-6 warrants held by them.

On April 26, 2026, we entered into a warrant inducement agreement with the holders of existing Series A-1 and Series A-2 warrants to purchase up to 5,715,085 shares of our Common Stock at an original exercise price of $0.70 per share.

On March 15, 2026, we entered into a warrant inducement agreement with the holders of existing Series A and Series B warrants to purchase up to 1,373,630 shares of our Common Stock at an original exercise price of $3.40 per share.

On September 22, 2025, we entered into a securities purchase agreement with certain accredited investors (the “Investors”), pursuant to which we agreed to issue and sell to the Investors in a private placement (i) 1,373,630 shares of Common Stock at a price of $3.64 per Share, (ii) Series A warrants to purchase up to 1,373,630 shares of Common Stock and (iii) Series B warrants to purchase up to 1,373,630 shares of Common Stock for total aggregate gross proceeds of approximately $4 million.

On September 2, 2025, we entered into an agreement to exchange certain outstanding warrants issued in an August 2024 PIPE financing for unrestricted shares of our Common Stock equal to 400% of the number of shares of our Common Stock issuable upon exercise of the warrants that for all warrant holders results in an aggregate of 3.2 million unrestricted shares of our Common Stock and also issued to Wainwright (or its designees), the placement agent facilitating this transaction warrants to purchase an aggregate of up to 56,000 shares of our restricted Common Stock that were exercisable for five years at $5.0250 per share, subject to customary adjustments.

On August 28, 2025, in connection with a convertible note financing with Hudson Global Ventures, LLC, we issued (i) 418,000 restricted shares of our Common Stock as commitment shares, (ii) a warrant for 157,258 shares of our Common Stock at a conversion price of $4.34 per share subject to customary adjustments for fundamental corporate actions such as mergers, reverse splits and stock dividends, and that is exercisable for five years and (iii) a secured convertible promissory note in the principal amount of $455,0000 that is convertible into shares of our Common Stock at a fixed price of $4.34 per share, subject to customary adjustments for fundamental corporate actions such as mergers, reverse splits and stock dividends,

On August 5, 2025, we issued 3,000,000 shares of our Common Stock to Fonon Quantum Technologies, Inc. (“FQTI”), an affiliate of ICT Investments, the company that together with its affiliates has significant voting power over matters submitted to a vote of our shareholders, to acquire the assets of Beamer Laser Marking Systems, the laser capital equipment manufacturing division of ARCH Cutting Tools, Inc, a Michigan corporation, under the terms of an Asset Purchase Agreement between us and FQTI.

On April 3, 2025, April 16, 2025, June 20, 2025, July 8, 2025, and July 12, 2025, we received from ICT Investments, the company that together with is affiliates owns the majority of the outstanding shares of our Common Stock, unsecured loans in the principal amount of $200,000, $400,000, $20,000, $101,000, and $30,000 respectively, to assist us in meeting certain expenses, including payroll. We issued promissory notes, with interest at $20,000, $40,000, $2,000, $10,000 and $3,000 respectively, and a maturity date of May 31, 2025, June 30, 2025, August 30, 2025, September 8, 2025, and September 12, 2025, respectively. The unpaid principal balance of ICT loans as of June 30, 2026, was $0. The unpaid interest balance of ICT loans as of June 30, 2026, was $50,615.

On August 16, 2024, we entered into a private placement transaction pursuant to a Securities Purchase Agreement with certain institutional investors for aggregate gross proceeds of $3.0 million, before deducting fees to the placement agent and other expenses in connection with the private placement and under which we issued an aggregate of 1,500,000 units at a purchase price of $2.00 per unit, each unit consisting of (i) one share of Common Stock and (ii) one warrant to purchase shares of Common Stock at an exercise price of $4.34 per share that was exercisable on the earlier of six months after issuance or shareholder approval and that expire 5.5 years from issuance.

On February 2, 2024, 17,000 shares of our Common Stock were issued to Jade Barnwell, our former CFO, under the terms of her employment agreement.

During the year ended December 31, 2023, we paid $350,000 and issued 1,000,000 shares of Common Stock to Fonon Technologies, Inc. (“FTI”), a company controlled by ICT Investments, for a worldwide, exclusive license for all commercial and non-commercial applications of FTI’s know-how and trade secrets for High Power Turbo Piercing (“Cold Cutting”) laser cutting equipment and technology under the terms of a License Agreement dated October 18, 2023.

The offer, sale and issuance of the securities described in the paragraphs above, other than the sales by L1 Capital Global and Armistice Capital Master Fund Ltd., were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. Each of the recipients of the securities in this transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of these securities in this transaction was an accredited investor under Rule 501 of Regulation D.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of September 1, regarding the beneficial ownership of our Common Stock by the following persons:

●	each person or entity who, to our knowledge, owns more than 5% of our Common Stock;

●	our named executive officers;

●	each current director; and

●	all of our current executive officers and directors as a group; and

There were 50,170,338 shares of our Common Stock outstanding on September 1, 2026. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 1, 2026, are deemed outstanding. These shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Each person named in the table has sole voting and investment power and that person’s address is c/o Laser Photonics Corporation, 250 Technology Park, Lake Mary, FL 32746.

Name of Beneficial Owner[1]	No. of Shares	% of Total Shares Outstanding	% of Total Voting Power
5% or Greater Stockholders
ICT Investments, LLC[2]	4,438,695	8.8%	8.8%
Fonon Corporation[2]	3,000,000	6.0%	6.0%
Fonon Technologies, Inc.[2]	935,000	1.96%	1.87%
Fonon Quantum Technologies, Inc.[2]	3,000,000	6.0%	6.0%
Named Executive Officers and Directors:
Wayne Tupuola[3]	601,760	1.20%	1.20%
Ann Tewari[34]
Qing Lu	83,812	*	*
John Armstrong[4]	0	0	0
Carlos Sardinas[45]	125,000	*	*
Tim Miller	40,000	*	*
Troy Parkos	40,000	*	*
Carlos M. Gonzalez[7]	40,000	*	*
All Officers and Directors as a Group		1.20%	1.20%
*Represents less than 1%

(1)	Unless otherwise indicated, the address of such individual is c/o the Company.

(2)	Dmitriy Nikitin has substantial influence over all matters submitted to the vote of the Laser Photonics shareholders through his ownership of all membership interests of ICT Investments, LLC that controls Fonon Corporation, Fonon Quantum Technologies, Inc., Fonon Technologies, Inc. and FMW Media Works LLC that beneficially owns 11,373,695 shares of Common Stock or approximately 24% of the outstanding shares of Common Stock.

(3) (4)

Wayne Tupuola, President and CEO of the Company, was on administrative leave for health reasons since June 16, 2026, and now is providing advisory services until he regains his health.

Ann Tewari, Executive Vice President of Global Operations and Strategy, was appointed as Interim President of the Company on June 16, 2026, while Wayne Tupuola remains an advisor to the Company.

(5)	On July 25, 2025, John Armstrong resigned as Executive Vice President.

(6) (7)	On January 8, 2026, Carlos Sardinas resigned as Chief Financial Officer of the Company. Carlos Gonzalez resigned as a director on August 20, 2026.

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DESCRIPTION OF CAPITAL STOCK

General

The following description of our securities and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and our bylaws that will be in effect on the closing of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the Shares and preferred stock reflect changes to our capital structure that will be in effect on the closing of this offering.

Our authorized capital stock consists of 100,000,000 shares of our Common Stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock $0.001 par value per share.

As of September 1, 2026, we had 50,170,338 shares of our Common Stock outstanding held by 16 stockholders of record.

Our Board of Directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

Common Stock

As of September 1, 2026, we had shares of Common Stock outstanding and 100,000,000 shares of our Common Stock authorized. Holders of shares of our Common Stock have the right to cast one vote for each share of our Common Stock in their name on the books of our Company, whether represented in person or by proxy, on all matters submitted to a vote of holders of Common Stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our certificate of incorporation, or by our bylaws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our Common Stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our certificate of incorporation.

There are no restrictions in our certificate of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of shares of our Common Stock are not entitled to preemptive or subscription or conversion rights, and no redemption or sinking fund provisions are applicable to our Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors also has the authority to designate the rights and preferences, including but not limited to the voting rights, redemption rights, conversion rights and right to payment of dividends, of our preferred stock. Under our certificate of incorporation, we have 10,000,000 authorized shares of “blank check” preferred.

Outstanding Warrants

Under the terms of a September 22, 2025, Securities Purchase Agreement described elsewhere in this prospectus, we have outstanding (i) series A warrants to purchase up to 1,098,902 shares of Common Stock (the “Series A Warrants”) and (iii) series B warrants to purchase up to 1,098,902 shares of Common Stock (the “Series B Warrants” for a purchase price of $3.64 per share.

The Series A Warrants have an exercise price of $3.40 per share, are exercisable upon issuance (the “Initial Exercise Date”), and expire five years following the December 31, 2025, effective date of the resale registration statement filed in connection with that offering. The Series B Warrants have an exercise price of $3.40 per share, are exercisable commencing on the Initial Exercise Date and expire eighteen months following the December 31, 2025, effective date of the resale registration statement that we filed on October 14, 2025. Under the terms of the Series A and Series B Warrants, the purchasers of those warrants may not exercise the warrants to the extent such exercise would cause the purchaser, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% (or, at such purchaser’s option upon issuance, 9.99%), of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised.

Under the terms of the February 6, 2026, securities purchase agreement described elsewhere in this prospectus, we have outstanding Series A-1 warrants to purchase up to 7,142,858 shares of Common Stock and Series A-2 warrants to purchase up to 7,142,858 shares of Common Stock, at a combined public offering price of $0.70 per share. The warrants have an exercise price of $0.70 per share and are exercisable upon issuance. The Series A-1 warrants expire five years from the date of issuance and the Series A-2 warrants expire twenty-four months from the date of issuance. Under the terms of the Series A-1 and Series A-2 warrants, the purchasers of those warrants may not exercise the warrants to the extent such exercise would cause the purchaser, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% (or, at such purchaser’s option upon issuance, 9.99%), of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised.

18

Under the terms of the March 15, 2026, warrant inducement agreement described elsewhere in this prospectus, we have outstanding Series A-3 warrants to purchase up to an aggregate of 1,373,630 shares of our Common Stock and Series A-4 warrants to purchase up to an aggregate of 1,373,630 shares of our Common Stock. The Series A-3 and Series A-4 warrants became exercisable upon the approval date by our shareholders for the issuance of the shares underlying the warrants (the “Initial Exercise Date”). The Series A-3 warrants will expire five years after the later of (i) the Initial Exercise Date and (ii) the effective date of the S-1 registration statement (Registration No. 333-295327) that was declared effective on May 4, 2026 (the “Effective Date”), and the Series A-4 warrants will expire eighteen months after the later of (a) the Initial Exercise Date and (b) the Effective Date. The number of Series A warrants and Series B warrants to be exercised for cash are subject to beneficial ownership limitations of either 4.99% or 9.99% at the election of the Series A and Series B warrant holders. To the extent that the beneficial ownership limitations apply, the balance of any issuance of free trading shares of the Company’s common stock will be held in abeyance until notice from the warrant holder that the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations, and those underlying shares of the Company’s Common Stock will be treated as having been prepaid, including the cash payment in full of the exercise price.

Under the terms of an April 26, 2026, warrant inducement agreement described elsewhere in this prospectus, we have outstanding unregistered Series A-5 warrants to purchase up to 4,742,860 shares of our Common Stock and new unregistered Series A-6 warrants to purchase up to 6,687,310 shares of our Common Stock. The new warrants have an exercise price of $0.975 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the new warrants. (the “Initial Exercise Date”). The Series A-5 new warrants will expire five years after the later of (i) the Initial Exercise Date and (ii) the effective date of the Resale Registration Statement (the “Effective Date”), and the Series A-6 new warrants will expire 24 months after the later of (x) the Initial Exercise Date and (y) the Effective Date. The number of Series A-5 warrants and Series A-6 warrants to be exercised for cash are subject to beneficial ownership limitations of either 4.99% or 9.99% at the election of the Series A-5 and Series A-6 warrant holders. To the extent that the beneficial ownership limitations apply, the balance of any issuance of free trading shares of the Company’s common stock will be held in abeyance until notice from the warrant holder that the balance (or portion thereof) may be issued in compliance with such beneficial ownership limitations, and those underlying shares of the Company’s common stock will be treated as having been prepaid, including the cash payment in full of the exercise price.

On July 16, 2026, we entered into warrant inducement agreements (the “July Warrant Inducement Agreement”) with five holders of existing Series A-5 and Series A-6 warrants to purchase up to 2,528,572 shares of our common stock at an original exercise price of $0.975 per share as set forth in our S-1 registration statement (Registration No. 333-297400) declared effective on July 16, 2026. We offered as an inducement to these warrant holders for exercising their Series A-5 and A-6 warrants in cash new unregistered Series A-7 warrants to purchase up to 800,000 shares of our common stock and new unregistered Series A-8 warrants to purchase up to 4,257,144 shares of Common Stock. The new warrants have an exercise price of $0.975 per share and are exercisable upon issuance. The Series A-7 new warrants expire five years after the effective date of the resale registration statement and the Series A-8 new warrants expire 24 months after the effective date of the resale registration statement.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

19

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action; Forum Selection

Our certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of the meeting or brought before the meeting by or at the direction of our Board of Directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. Further, our bylaws require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is to be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or our bylaws or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine. This forum selection provision in our Bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Limitations of Liability and Indemnification

Delaware Law

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he or she was a party, he or she is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interests and must not have been adjudged liable to us, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by us.

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The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, by-laws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him or her in such capacity arising out of his or her status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been our director or officer. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by us to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

Certificate of Incorporation

Our certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

Offering

We are offering 10,500,000 shares of our Common Stock and Common Warrants to purchase up to 21,000,000 shares of Common Stock. The shares of our Common Stock and accompanying Common Warrants will be issued together but are immediately separable. We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Common Warrants offered hereby.

Common Stock

The material terms and provisions of our Common Stock are described under the caption “Description of Capital Stock” in this prospectus.

Common Warrants

The following is a brief summary of certain terms and conditions of the Common Warrants being offered by us. The following description is subject in all respects to the provisions contained in the Common Warrants.

Form

The Common Warrants will be issued as individual warrant agreements to each individual purchaser of a Common Warrant. The form of the Common Warrant has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

Term

The series B-1 warrants will expire on the date that is five years after the Initial Exercise Date and the series B-2 warrants will expire on the date that is twenty-four months after the Initial Exercise Date.

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Exercisability

The Common Warrants are exercisable upon issuance. The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of Shares of Common Stock purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance or resale of the Shares of Common Stock to be issued upon exercise of the Common Warrants, then as an alternative to payment of the exercise price in immediately available funds, the holder may elect to exercise the Common Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Shares of Common Stock determined according to the formula set forth in the Common Warrant. No fractional Shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the last closing trading price of the Shares of Common Stock on the exercise date or round up to the next whole share.

Exercise Limitations

Under the Common Warrant, we may not effect the exercise of any Common Warrant, and a holder will not be entitled to exercise any portion of any Common Warrant, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of our Common Stock beneficially owned by the Investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser prior to the issuance of the Common Stock purchase warrants, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the Investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser prior to the issuance of the Common Stock purchase warrants, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us.

Exercise Price

The exercise price per whole share of our Common Stock issuable upon the exercise of the Common Warrants is $0.75 per share of our Common Stock. The exercise price and the number of shares of our Common Stock issuable upon exercise of the Common Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock and also upon any distributions of assets, including cash, stock, or other property to our stockholders. The exercise price will not be adjusted below the par value of our shares of Common Stock.

Fractional Shares

No fractional shares of our Common Stock will be issued upon the exercise of the Common Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Common Warrants.

Transferability

Subject to applicable laws, the Common Warrants may be offered for sale, sold, transferred, or assigned without our consent. The Common Warrants will be held in definitive form by the purchasers. The ownership of the Common Warrants and any transfers of the Common Warrants will be registered in a warrant register maintained by us or our transfer agent.

Trading Market; Exchange Listing

We do not plan to apply to list the Common Warrants on the Nasdaq Capital Market, any other national securities exchange, or any other nationally recognized trading system. The shares of our Common Stock issuable upon exercise of the Common Warrants are currently listed on the Nasdaq Capital Market under the symbol “LASE.”

Fundamental Transactions

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of Common Stock, upon consummation of such a fundamental transaction, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Common Warrants. In addition, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrant for the cash paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Common Warrant on the date of the consummation of the fundamental transaction.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Common Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights or the rights to receive dividends, until the holder exercises the Common Warrant.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR SECURITIES

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of shares of Common Stock, Common Warrants and the shares of Common Stock underlying the Common Warrants that we will refer to generally as our securities that will be acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not deal with non-U.S., state, and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, and does not address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the Code), such as financial institutions, insurance companies, tax-exempt organizations, tax-qualified retirement plans, governmental organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes, persons that hold our Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy, persons who acquire our Common Stock through the exercise of an option or otherwise as compensation, persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, persons subject to special tax accounting rules under Section 451(b) of the Code, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, partnerships and other pass-through entities or arrangements and investors in such pass-through entities or arrangements, persons deemed to sell our Common Stock under the constructive sale provisions of the Code, and persons that own, or are deemed to own, our Common Stock. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code and Treasury Regulations, rulings, and judicial decisions thereunder, each as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (the IRS) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is for informational purposes only and is not tax advice. Persons considering the purchase of our securities pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, gift, estate, and other tax consequences of acquiring, owning, and disposing of our Common Stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or foreign tax consequences, or under any applicable income tax treaty.

For the purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Common Stock to a Non-U.S. Holder, such distributions, to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussions below regarding effectively connected income, backup withholding, and foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. We do not intend to adjust our withholding unless such certificates are provided to us or our paying agent before the payment of dividends and are updated as may be required by the IRS. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely file the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

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To the extent distributions on our Common Stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our Common Stock, but not below zero, and then will be treated as gain to the extent of any excess amount distributed, and taxed in the same manner as gain realized from a sale or other disposition of Common Stock as described in the next section.

Allocation of Purchase Price

For U.S. federal income tax purposes, each holder of Common Stock and the Common Warrants must allocate the purchase price paid by such holder for such securities between the one share of Common Stock and the one series B-1 warrant and one series B-2 warrant based on the relative fair market value of each at the time of issuance. We strongly urge each investor to consult his or her own tax advisor regarding the determination of value for these purposes. The price allocated to each share of Common Stock and the series B-1warrant and series B-2 warrant should be the stockholder’s tax basis in such share or warrant, as the case may be. Any disposition of these securities should be treated for U.S. federal income tax purposes as a disposition of the share of Common Stock and the Commo Warrants warrant comprising the holdings of such shareholder, and the amount realized on their disposition should be allocated between the Common Stock and the Common Warrants based on their respective fair market values at the time of disposition. The separation of shares of Common Stock and the Common Warrants comprising the securities held by a stockholder should not be a taxable event for U.S. federal income tax purposes.

The foregoing U.S. federal income tax treatment of the shares of Common Stock and Common Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the combined sale of the Common Stock and Common Warrants, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in the Common Stock and Common Warrants. The balance of this discussion assumes that the characterization of the Common Stock and Common Warrants described above is respected for U.S. federal income tax purposes.

Gain on Disposition of Our Common Stock and Common Warrants

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our securities unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period in our Common Stock. In general, we would be a United States real property holding corporation if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business. We believe that we have not been and we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Common Stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, and constructively, no more than 5% of our Common Stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period in our securities and (2) our securities are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market. There can be no assurance that our Common Stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our securities exceeds 5%, you will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.

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If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on a net income basis at the U.S. federal income tax rates applicable to U.S. Holders, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are a Non-U.S. Holder described in (b) above, you will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which gain may be offset by certain U.S.-source capital losses (even though you are not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting Requirements and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our Common Stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Common Stock. You may be subject to backup withholding on payments on our Common Stock or on the proceeds from a sale or other disposition of our Common Stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on, and the gross proceeds of a disposition of, our securities paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments, including dividends paid on, and the gross proceeds of a disposition of, our Common Stock and Common Warrants to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK AND COMMON WARRANTS INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

We have engaged H.C. Wainwright & Co., LLC to act as our exclusive Placement Agent in connection with this offering. The engagement agreement does not give rise to any commitment by the Placement Agent to purchase any of our securities, and the Placement Agent will have no authority to bind us by virtue of the engagement agreement. This is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered hereby. Therefore, we may not sell the entire amount of securities offered pursuant to this prospectus. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with the offering.

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Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 30 days from closing of the offering, subject to certain exceptions. The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

● standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

● covenants regarding matters such as registration of warrant shares, no integration with other offerings, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of Common Stock, and no subsequent equity sales for 30 days, subject to certain exceptions.

This offering will terminate on October 3, 2026, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per share and accompanying Common Warrant will be fixed for the duration of this offering.

The Placement Agent expects to deliver the shares and securities to the purchasers in the offering on or about September 14, 2026, subject to satisfaction of certain conditions.

Fees and Expenses

This offering is being conducted on a reasonable best efforts basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share and Accompanying Common Warrants	Total
Offering price	$0.75	$7,875,000
Placement Agent’s Fees(1)	$0.05	$551,250
Proceeds to us, before expenses	$0.70	$7,323,750

(1)	Does not include potential proceeds from the exercise of the Common Warrants for cash, if any.

We have agreed to pay the Placement Agent a total cash fee equal to 7.0% of the gross proceeds of the offering. We have agreed to reimburse the Placement Agent at closing for legal expenses incurred by the Placement Agent in connection with this offering in an aggregate amount of up to $50,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $150,000.

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Placement Agent Warrants

The Placement Agent or its designees will receive warrants to purchase up to seven percent (7.0%) of the number of shares of Common Stock sold in the offering, which Placement Agent Warrants are exercisable at an exercise price equal to 125% of the public offering price and will terminate five (5) years from the date of the commencement of sales in this offering. The Placement Agent warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants, the March 2026 Placement Agent Warrants, the April 2026 Placement Agent Warrants, the July 2026 Placement Agent Warrants (each as defined below) and any shares of Common Stock issued upon exercise of such Placement Agent warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Forms S-3, F-3 or F-10; or (vii) back to us in a transaction exempt from registration with the SEC. The Placement Agent warrants and the shares of Common Stock underlying the Placement Agent warrants are registered on the registration statement of which this prospectus is a part. The form of the Placement Agent warrant is included as an exhibit to this registration statement of which this prospectus forms a part.

Lock-Up Agreements

We and our directors and officers and holders of 10% or greater of our outstanding shares have entered into lock-up agreements. Under these agreements, we and these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of our Common Stock or securities convertible into, or exchangeable or exercisable for, our shares of Common Stock during a period ending 30 days after the closing date of this offering, Specifically, we and these individuals have agreed, subject to certain exceptions, not to:

●	offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of our Common Stock (including, without limitation, shares of our Common Stock that may be deemed to be beneficially owned and shares of our Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for our Common Stock;

●	enter into any swap or other agreement, arrangement, hedge, or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of shares of our shares of Common Stock, in cash or otherwise;

●	file any registration statement, including any amendments thereto, with respect to the registration of any shares of our Common Stock or securities convertible into or exercisable or exchangeable for shares of our Common Stock or any other securities of the Company; or

●	publicly disclose the intention to do any of the foregoing.

The Placement Agent may waive any of these lock-ups in its sole discretion and without notice. In addition, we have agreed not to effect or enter into an agreement to effect any issuance by us or our subsidiaries of any securities that involve a variable rate transaction (as defined in the securities purchase agreement) for a period of one year following the closing date of this offering, subject to an exception. The Placement Agent may waive this prohibition in its sole discretion and without notice.

Tail

We have also agreed to pay the Placement Agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted by the Placement Agent or who was introduced to the Company by the Placement Agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction of any kind during the 18-month period following expiration or termination of our engagement of the Placement Agent.

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Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the Placement Agent. We have also agreed to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

Listing

Our shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “LASE”.

There is no established public trading market for the Common Warrants and we do not expect a market to develop for the Common Warrants. Without an active trading market, the liquidity of the Common Warrants will be limited. In addition, we do not intend to list the Common Warrants on Nasdaq, any other national securities exchange, or any other trading system.

Other Relationships

From time to time, the Placement Agent has provided, and may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services. In addition, in the ordinary course of their business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The Placement Agent acted as placement agent in our private placement in September 2025 and our public offering in February 2026, for which it received compensation. The Placement Agent acted as placement agent in our March 2026 warrant inducement transaction, for which it received compensation, including warrants to the Placement Agent or its designees to purchase up to 96,154 shares of common stock (the “March 2026 Placement Agent Warrants”) at an exercise price of $4.55 per share, which are included as compensation in this offering. The Placement Agent acted as placement agent in our April 2026 warrant inducement transaction, for which it received compensation, including warrants to the Placement Agent or its designees to purchase up to 400,056 shares of common stock (the “April 2026 Placement Agent Warrants”) at an exercise price of $0.875 per share, which are included as compensation in this offering. The Placement Agent acted as placement agent in our July 2026 warrant inducement transaction, for which it received compensation, including warrants to the Placement Agent or its designees to purchase up to 177,000 shares of common stock (the “July 2026 Placement Agent Warrants”) at an exercise price of $1.2188 per share, which are included as compensation in this offering.

Regulation M Compliance

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti. We have not applied, and do not intend to apply, to list the Common Warrants on the Nasdaq Capital Market. We will act as the registrar and transfer agent for the Common Warrants.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by CM Law LLP, Washington, D.C. The Placement Agent is being represented by Ellenoff Grossman & Schole LLP.

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EXPERTS

The financial statements as of December 31, 2024, and for the year then ended incorporated by reference in this prospectus have been audited by M&K CPAS, PLLC, an independent registered public accounting firm. and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements as of December 31, 2025, and for the year then ended incorporated by reference in this prospectus have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements, and other information with the SEC. These reports, proxy statements and other information is available at www.sec.gov.

We also maintain a website at www.laserphotonics.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Laser Photonics Corporation

250 Technology Park

Lake Mary, FL 32746

(407) 804-1000

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 20, 2026, and for the fiscal year ended December 31, 2024, filed with the SEC on June 24, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on June 11, 2026, and for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026;

●

our Current Reports on Forms 8-K filed with the SEC on January 6, 2026, January 13, 2026, February 4, 2026, March 18, 2026, March 23, 2026, April 21, 2026, April 29, 2026, May 12, 2026, May 22, 2026, June 11, 2026, June 12, 2026, June 23, 2026, June 25, 2026, June 30, 2026, July 20, 2026, July 24, 2026 , August 26, 2026 and September 8, 2026 (except for Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference in this prospectus); and

●	our Schedule 14A filed June 3, 2026.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement and (ii) on or after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Laser Photonics Corporation

250 Technology Park

Lake Mary, FL 32746

(407) 804-1000

For other ways to obtain a copy of these filings, please refer to “Where You Can Find Additional Information” above.

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LASER PHOTONICS CORPORATION

10,500,000 Shares of Common Stock

10,500,000 Series B-1 Warrants to Purchase up to 10,500,000 Shares of Common Stock

10,500,000 Series B-2 Warrants to Purchase up to 10,500,000 Shares of Common Stock

21,000,000 Shares of Common Stock Underlying the Common Warrants

Placement Agent Warrants to Purchase Up to 735,000 Shares of Common Stock

735,000 Shares of Common Stock Underlying the Placement Agent Warrants

PROSPECTUS

H.C. Wainwright & Co.

September 10, 2026